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August 16, 1999





Scudder New Europe Fund, Inc.
345 Park Avenue
New York, New York  10154

Ladies and Gentlemen:

We have acted as counsel to Scudder New Europe Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, in connection with (i) the conversion of the Fund from a closed-end investment company to an open-end investment company under the Investment Company Act of 1940, as amended (the "Conversion"), (ii) the preparation of a registration statement on Form N-1A covering the offer and sale of an indefinite number of shares of Common Stock of the Fund, two hundred million of which are designated "Class A", one hundred million of which are designated "Class B" and one hundred million of which are designated "Class C" (collectively, the "Shares"), and (iii) the redesignation of the Fund's existing share class as "Class M".

We have examined copies of the Charter and By-Laws of the Fund, the Fund's prospectus and statement of additional information (the "Statement of Additional Information") included in its registration statement on Form N-1A, Securities
Act File No. 33-32430 and Investment Company Act File No. 811-5669 (the "Registration Statement"), resolutions adopted by the Fund's Board of Directors (the "Board") at meetings held on April 27, 1999, July 6, 1999 and July 20, 1999 and other records, documents and papers that we have deemed necessary for the purpose of this opinion. In addition, with respect to the Conversion, we have also examined the two alternate forms of the Fund's proposed Articles of Amendment and Restatement approved by the Board and submitted to its stockholders (collectively, the "Articles of Amendment and Restatement") and the two related forms of Amended and Restated By-Laws approved by the Board. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.
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Scudder New Europe Fund, Inc.
August 16, 1999
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In our examination of the above material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that:

         1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

         2. When either form of the Articles of Amendment and Restatement have been duly approved by the stockholders of the Fund and accepted for record by the Maryland State Department of Assessments and Taxation and become effective, the Shares of the Fund to be offered for sale pursuant to the Registration Statement will be, to the extent of the respective number of Shares of each class then authorized to be issued by the Fund in its Charter, duly authorized and, when thereafter sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Fund or any distributor or dealer in connection with the registration or qualification of the Fund or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters involving the application of the laws of the State of Maryland, we have relied on the opinion of Messrs. Venable, Baetjer and Howard, LLP.


Very truly yours,


/s/ Willkie Farr & Gallagher